Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101		Steven Brazones Investor Relations 651-236-5158

NEWS	For Immediate Release	March 31, 2008

H.B. Fuller Reports EPS From Continuing

Operations Up 3 Percent in the First Quarter

Company Maintains Bottom Line Performance While Investing For Growth;

Fiscal Year 2008 Guidance Reaffirmed

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today reported financial results for the first quarter that ended March 1, 2008.

First Quarter Highlights:

•	Earnings from continuing operations per diluted share up 3 percent from prior year to $0.32

•	Earnings expectation for fiscal year to earn between $1.76 and $1.86 per diluted share reaffirmed

•	Completed $100 million of $200 million share repurchase program to date; $61 million in the first quarter

•	Plans unveiled to establish a new technology center in China to foster innovation and enhance value-added offerings

First Quarter:

Income from continuing operations for the first quarter of 2008 was $18.2 million, or $0.32 per diluted share, versus $18.7 million, or $0.31 per diluted share, in last year’s first quarter. The economic slowdown and raw material cost inflation had a negative impact on the financial performance of the business, but this was almost completely offset by continued cost controls and lower interest expense. Lower share count, resulting from the Company’s share repurchase program, led to the per share improvement year-over-year.

Net revenue for this year’s first quarter was $322.6 million, down 3.2 percent versus the first quarter of 2007. Foreign currency translation favorably contributed 4.4 percentage points to net revenue growth. Higher average selling prices positively impacted net revenue growth by 0.4 percentage points and lower volume adversely impacted net revenue growth by 8.0 percentage points.

“We are pleased with our earnings performance in the first quarter, again in the midst of a difficult macro economic environment and continued inflationary raw material cost pressures,” said Michele Volpi, president and chief executive officer. “Despite these challenges, we achieved a slight increase in year-over-year diluted earnings per share from continuing operations while supporting the investments needed to successfully implement our five-year strategic plan and position the Company for long-term success. With that said, we are committed to improving our operational execution.”

Fiscal Year 2008 Expectations:

The Company reaffirms its expectation to achieve net income per diluted share in fiscal year 2008 of between $1.76 and $1.86. This expectation continues despite the slowdown in the economy and the inflationary pressures. Additionally, the Company continues to expect capital expenditures to be $30 to $35 million, depreciation expense to be approximately $35 million, amortization expense to be approximately $12 million, and the effective tax rate to be approximately 29 percent for fiscal year 2008.

“All of the actions we have taken and plan to take in the future, including making the necessary investments, growing the top line, managing the overall profitability of the business, and optimizing our capital structure, are focused on achieving both the expectations we have for 2008 and the long term financial goals of our five-year plan,” commented Volpi. “We are committed to these and we are confident that we can achieve both objectives.”

Investing For Innovation:

As an example of the Company’s commitment to invest, a regional technology center in Shanghai, China will be established. The investment will facilitate innovation and the development of customer intimacy, and ultimately, help drive growth in the Asia Pacific region. The new center will focus on reactive chemistry and help the Company promote product development and localization of initiatives in key market segments. The site selection process is underway and the Company expects the center to be operational before the end of the current fiscal year.

Conference Call:

The Company will host an investor conference call to discuss first quarter 2008 results on Tuesday, April 1, 2008 at 9:30 a.m. central daylight time (10:30 a.m. eastern daylight time). The conference call audio and accompanying synchronized presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the investor relations section. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on the Company’s website.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2007 net revenue of $1.4 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit its website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-K filing of January 30, 2008. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended March 1, 2008	13 Weeks Ended March 3, 2007
Net revenue	$322,648	$333,354
Cost of sales	(231,131)	(233,689)

Gross profit	91,517	99,665

Selling, general and administrative expenses	(64,997)	(71,639)
Gains from sales of assets	3	87
Other income, net	1,266	1,368
Interest expense	(2,928)	(3,608)

Income before income taxes, minority interests and income from equity investments	24,861	25,873

Income taxes	(7,210)	(7,527)

Minority interests in (income) loss of subsidiaries	83	(31)

Income from equity investments	479	356

Income from continuing operations	18,213	18,671
Income from discontinued operations	—	2,149

Net Income	$18,213	$20,820

Basic income per common share[1]:
Continuing operations	$0.32	$0.31
Discontinued operations	—	0.04

Net income	$0.32	$0.35

Diluted income per common share[1]:
Continuing operations	$0.32	$0.31
Discontinued operations	—	$0.04

Net income	$0.32	$0.34

Weighted-average common shares outstanding:
Basic	56,682	59,933
Diluted	57,492	61,212

Dividends declared per common share	$0.06450	$0.06250

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Quarterly Report on Form 10-Q)

	March 1, 2008	December 1, 2007	March 3, 2007
Cash & cash equivalents	$195,476	$246,358	$171,731
Inventory	153,256	137,564	131,018
Trade accounts receivable, net	203,649	212,477	202,525
Trade accounts payable	131,020	156,247	140,868
Total assets	1,329,167	1,364,602	1,374,687
Total debt	214,822	172,608	197,208

	13 Weeks Ended March 1, 2008	13 Weeks Ended March 4, 2007
Net Revenue:
North America	$138,639	$157,226
Europe	99,598	95,418
Latin America	55,747	54,918
Asia Pacific	28,664	25,792

Total H.B. Fuller	$322,648	$333,354

Operating Income[2]:
North America	$15,767	$15,359
Europe	8,085	7,998
Latin America	1,225	3,271
Asia Pacific	1,443	1,398

Total H.B. Fuller	$26,520	$28,026

[1]	Due to rounding to two decimal points, the numbers may not sum exactly to the total
[2]	Management evaluates the performance of each of the Company’s operating segments based on operating income, which is defined as gross profit less SG&A expense for the segments